EXHIBIT L
CALCULATION AGENCY AGREEMENT
     CALCULATION AGENCY AGREEMENT among Her Majesty in Right of Canada, as represented by the Minister of Finance (“Canada”); Citibank, N.A.; and Citibank, N.A., London Branch dated as of June 29, 2010.
PRELIMINARY STATEMENT
1.	Canada proposes to issue and sell its Canada Notes (the “Notes”), due nine months or more from their date of issue, from time to time, pursuant to a fiscal agency agreement, dated as of June 29, 2010 (the “Fiscal Agency Agreement”), among Canada; Citibank, N.A., as registrar, transfer agent, fiscal agent and principal paying agent for its Domestic Notes (as defined therein); and Citibank, N.A., London Branch, as registrar, transfer agent, fiscal agent and principal paying agent for its International Notes (as defined therein).

2.	Canada desires to appoint an agent or agents of Canada to calculate the Interest Rate Bases (as defined below) applicable to those Notes on which interest is to accrue at a floating rate (“Floating Rate Notes”), determined with reference to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or any another interest rate basis or formula (each, an “Interest Rate Basis” and collectively, the “Interest Rate Bases”) as specified and described in the form of Floating Rate Note, a copy of which is attached hereto as Exhibit A. Capitalized terms used but not defined herein have the meanings ascribed to them in the form of Floating Rate Note or the Fiscal Agency Agreement.
     NOW THEREFORE, Canada, Citibank, N.A. and Citibank, N.A., London Branch hereby agree as follows:
Section 1 Appointment of Calculation Agent.
     Canada hereby appoints (a) Citibank, N.A. as calculation agent (in such capacity, the “Domestic Calculation Agent”) of Canada with respect to any Domestic Notes (as defined in the Fiscal Agency Agreement) that are Floating Rate Notes to be issued by Canada pursuant to the Fiscal Agency Agreement, and the Domestic Calculation Agent hereby accepts its obligations as set forth in this Agreement upon the terms and conditions set forth herein, and (b) Citibank, N.A., London Branch as calculation agent (in such capacity, the “International Calculation Agent” and together with the Domestic Calculation Agent, the “Calculation Agents”) of Canada with respect to any International Notes (as defined in the Fiscal Agency Agreement) that are Floating Rate Notes to be issued by Canada pursuant to the Fiscal Agency Agreement, and the International Calculation Agent hereby accepts its obligations as set forth in this Agreement, upon the terms and conditions set forth herein.
Section 2 Calculation of Interest Rate and Interest Rate Bases.
     Unless otherwise provided in any individual issue of Floating Rate Notes, the “Calculation Date” for each applicable Interest Determination Date for any Note shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or (ii) the Market Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be. The relevant Calculation Agent shall notify Canada and, in respect of Domestic Notes, the Domestic Registrar (as defined in the Fiscal Agency Agreement) and, in respect of International Notes, the International Registrar (as defined in the Fiscal Agency Agreement), in each case of the applicable Interest Rate Basis or Bases and the resulting interest rate with respect to such Floating Rate Notes on such Calculation Date. The relevant Calculation Agent will, upon the request of any holder of any Floating Rate Note, provide the interest rate then in effect with respect to such Floating Rate Note and, if determined, the interest rate with respect to such Floating Rate Note which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note. If at any time the relevant Calculation Agent is not also acting as a Registrar under the Fiscal Agency Agreement, Canada shall, upon the issuance of each Floating Rate Note having a different Interest Rate Basis or Bases or different Interest Determination Dates than the Interest Rate Basis or Bases or Interest Determination Dates for any previously issued and outstanding Floating Rate Notes, notify the Calculation Agent in writing of the Interest Determination Dates and Interest Rate Basis or Bases for such Floating Rate Note.

     If at any time a portion of an International Global Note is exchanged for an interest in one or more DTC Global Notes (as defined in the Fiscal Agency Agreement), the International Calculation Agent shall continue to act as relevant Calculation Agent for all such Notes and shall notify the Domestic Registrar of the applicable Interest Rate Basis or Bases and the resulting Interest Rate with respect to such Floating Rate Notes on each Calculation Date.
Section 3 New Interest Rate Bases.
     If Canada proposes to issue Floating Rate Notes whose interest rate will be determined with reference to a basis or formula not referred to above (a “New Interest Rate Basis”), Canada shall give a description of such New Interest Rate Basis to the relevant Calculation Agent. The relevant Calculation Agent shall determine if it is able and willing to calculate the New Interest Rate Basis and upon its agreement in writing to do so the term “Interest Rate Basis” shall be deemed to include the New Interest Rate Basis. If the relevant Calculation Agent notifies Canada that it is not able or willing to calculate the New Interest Rate Basis, or that it is only willing to do so on the basis of an increase of its fees not acceptable to Canada, the relevant Calculation Agent shall have no responsibility with respect to such New Interest Rate Basis and Canada shall appoint a different calculation agent to determine the New Interest Rate Basis.
Section 4 Fees.
     Each Calculation Agent shall be entitled to such compensation for its services under this Agreement as may be agreed upon with Canada.
Section 5 Rights and Liabilities of the Calculation Agents.
     Each Calculation Agent shall be protected and incur no liability for, or in respect of, any action taken, omitted to be taken or suffered by it in reliance upon any Floating Rate Note, certificate, affidavit, instruction, notice, request, direction, order, statement or other paper, document or communication reasonably believed by it to be genuine. Any order, certificate, affidavit, instruction, notice, request, direction, statement or other communication from Canada made or given by it and sent, delivered or directed to the relevant Calculation Agent under, pursuant to or as permitted by any provision of this Agreement shall be sufficient for purposes of this Agreement if such communication is in writing and signed by an Authorized Official or a Designated Official. Neither Calculation Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document, but a Calculation Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if a Calculation Agent shall determine to make such further inquiry or investigation, Canada shall cooperate therewith to such extent as is reasonable under the circumstances. Each Calculation Agent may consult with counsel, and any advice or written opinion of such counsel shall be full and complete authorization and protection, and no liability shall be incurred by it in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and without gross negligence and in accordance with such advice or opinion.
     Whenever in the administration of this Agreement a Calculation Agent shall deem it desirable that a matter be proved or established prior to the taking, suffering or omitting any action under this Agreement, such evidence may in the absence of bad faith be established by a certificate from an Authorized Official or Designated Official and/or an opinion of counsel unless other evidence be specifically described herein. Each Calculation Agent may as to the truth of the statements and the correctness of the opinions expressed therein, rely upon certificates or opinions furnished to such Calculation Agent and conforming to the requirements of this Agreement or the Fiscal Agency Agreement.
     Each Calculation Agent shall be obligated to perform such duties and only such duties as are specifically set forth herein and no implied duties or obligations shall be read into this Agreement against such Calculation Agent. Neither Calculation Agent shall be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it, and shall promptly give notice to Canada of such a decision not to take action. Neither Calculation Agent shall be under any obligation to take any action that is discretionary under the provisions of this Agreement and no permissive power or authority available to a Calculation Agent shall be construed as a duty. In acting under

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this Agreement, neither Calculation Agent (in its capacity as such) assumes any obligation towards, or any relationship of agency or trust for or with, the holders of the Notes.
Section 6 Right of Calculation Agents to Own Floating Rate Notes.
     The Calculation Agents may act as Registrars under the Fiscal Agency Agreement and the Domestic Calculation Agent may act as Exchange Rate Agent under the Exchange Rate Agency Agreement dated as of June 29, 2010, between Canada and Citibank, N.A., and each Calculation Agent, its respective officers, employees and shareholders may become owners of, or acquire any interests in, Floating Rate Notes, with the same rights as if such Calculation Agent were not the Calculation Agent for such Floating Rate Notes and may engage in, or have an interest in, any financial or other transaction with Canada as if such Calculation Agent were not the Calculation Agent for such Floating Rate Notes.
Section 7 Termination, Resignation or Removal of Calculation Agent.
     A Calculation Agent may at any time resign as calculation agent under this Agreement by giving not less than 60 days’ written notice to Canada, unless Canada consents in writing to a shorter time. Upon receipt of notice of termination by such Calculation Agent, Canada agrees promptly to appoint a successor Calculation Agent; provided that a successor Domestic Calculation Agent shall be located in the City of New York and that a successor International Calculation Agent shall be located in the City of London, England. Canada may terminate the appointment of the Calculation Agent as calculation agent under this Agreement at any time by giving written notice to the Calculation Agent and specifying the date when the termination shall become effective; provided, however, that if any Floating Rate Note shall then be outstanding, no resignation of a Calculation Agent or termination by a Calculation Agent or by Canada shall become effective prior to the date of the appointment by Canada, as provided in Section 8 hereof, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. The appointment of either Calculation Agent hereunder shall forthwith terminate, whether or not notice of such termination shall have been given, if at any time such Calculation Agent becomes incapable of performing its duties hereunder, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of a liquidator or receiver of all or any substantial part of the Calculation Agent’s property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the winding-up or dissolution of the Calculation Agent, or if a liquidator or receiver of all or any substantial part of such Calculation Agent’s property is appointed, or if any order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer takes charge or control of such Calculation Agent or its property or affairs for the purposes of rehabilitation, conservation or liquidation. Upon resignation or termination pursuant to the provisions of this Section, the relevant Calculation Agent shall be entitled to the payment of any compensation owed to it by Canada hereunder and to the reimbursement of all reasonable expenses and disbursements incurred or made by such Calculation Agent in connection with the services rendered by it hereunder, as provided by Section 4 hereof, pro rata to the date of such termination.
Section 8 Appointment of Successor Calculation Agent.
     Any successor Calculation Agent appointed by Canada following a resignation or termination pursuant to the provisions of Section 7 hereof shall execute and deliver to the Calculation Agent and to Canada an instrument accepting such appointment, and thereupon such successor Calculation Agent shall, without any further act or instrument, become vested with all the rights, immunities, duties and obligations of the original Calculation Agent, with like effect as if originally named as a Calculation Agent hereunder, and the original Calculation Agent shall thereupon be obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive and accept, copies of any available records maintained by the original Calculation Agent in connection with the performance of its obligations hereunder.
Section 9 Indemnification.
     Canada shall indemnify and hold harmless each Calculation Agent against all claims, actions, demands, damages, costs, losses or liability which may be incurred by such Calculation Agent by reason of, or in connection with, such Calculation Agent’s appointment and duties as such, except as such result from any negligent act or omission, bad faith or wilful misconduct of such Calculation Agent, or its directors, officers, employees or agents.

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This Section 9 shall survive the payment in full of all obligations under the Notes, whether by redemption, repayment or otherwise, and resignation or removal of any Calculation Agent.
Section 10 Merger, Consolidation or Sale of Business by Calculation Agent.
     Any corporation into which a Calculation Agent may be merged, converted or consolidated, or any corporation resulting from any merger, conversion or consolidation to which a Calculation Agent may be a party, or any corporation to which a Calculation Agent may sell or otherwise transfer all or substantially all of its corporate trust business, shall, to the extent permitted by applicable law, become a Calculation Agent under this Agreement without the execution of any paper or any further act by the parties hereto, subject to prior notice to and the prior approval of Canada.
Section 11 Notices.
     Any notice or other communication given hereunder shall be delivered in person, sent by mail, facsimile or communicated by telephone (subject, in the case of communication by telephone, to written confirmation received within 24 hours to the addresses given below or such other address as the party to receive such notice may have previously specified:
To Canada:

Department of Finance	Department of Finance
20th Floor, East Tower	5th Floor, East Tower
140 O’Connor Street	140 O’Connor Street
Ottawa, Ontario	Ottawa, Ontario
Canada K1A 0G5	Canada K1A 0G5
Attention: Chief, Reserves and	Attention: Manager, Public Debt and
Risk Management Section	other Statutory Programs

Telephone: (613) 943-1944	Telephone: (613) 996-9822
Fax:(613) 943-2039	Fax:(613) 995-1325
with a courtesy copy to:
Bank of Canada
234 Wellington Street
Ottawa, Canada K1A 0G9
Attention: Chief, Financial Markets Department
Telephone:   (613) 782-8160
Fax:            (613) 782-8334
To the Domestic Calculation Agent :
Citibank, N.A.
Agency and Trust
388 Greenwich Street, 14th floor
New York, New York 10013
Telephone:   (212) 816-5680
Fax:           (212) 816-5527
To the International Calculation Agent:
Citibank, N.A., London Branch
Citigroup Centre
Canada Square

4

Canary Wharf
London E14 5LB

Telephone:	+353 1 622 0865/+353 1 622 0866
Fax:	+352 1 622 2210/+353 1 622 2212
Any notice hereunder given by letter shall be deemed to have been received seven Business Days after dispatch and in the case of facsimile, at the time of confirmation by telephone through “answer-back” facsimile receipt.
Section 12 Benefit of Agreement.
     Except as provided herein, this Agreement is solely for the benefit of the parties hereto and their successors and no other person shall acquire or have any rights under or by virtue hereof.
Section 13 Governing Law.
     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
Section 14 Time of the Essence.
     Time shall be of the essence in this Agreement.
Section 15 Entire Agreement.
     This Agreement, together with the related agreements and documents described herein, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties hereto. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties hereto in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties hereto have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement and the related agreements and documents described herein.
Section 16 Severability.
     If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.
Section 17 Counterparts; Facsimile.
     This Agreement, and any amendment, supplement or restatement of this Agreement, may be executed and delivered in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Counterparts may be executed and delivered as manually executed counterparts or transmitted by facsimile, e-mail or other electronic means and the parties adopt the signatures received by facsimile, e-mail or other electronic means as original signature of the parties.

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     IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance
By:	/s/ Clifton Lee-Sing
Clifton Lee-Sing
Chief, Reserves and Risk Management Section Financial Markets Division Financial Sector Policy Branch

CITIBANK, N.A., solely in its capacity as Domestic Calculation Agent
By:	/s/ Jennifer McCourt
	Name:	Jennifer McCourt
	Title:	Vice President

CITIBANK, N.A., LONDON BRANCH, solely in its capacity as International Calculation Agent
By:	/s/ Azmina Keshani
	Name:	Azmina Keshani
	Title:	Assistant Vice President

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EXHIBIT A
FORM OF FLOATING RATE NOTE
[Form of Face of Note]
CANADA
CANADA NOTE
(Floating Rate)

REGISTERED	CUSIP: [ ]
No. [ ]	ISIN: [ ]
COMMON CODE: [ ]
     If the registered owner of this Note (as indicated below) is The Depository Trust Company or a nominee thereof, this Note is a Global Note within the meaning of the Fiscal Agency Agreement hereinafter referred to and the following legend applies:
     [UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO CANADA’S AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1
     IF APPLICABLE, THE “TOTAL AMOUNT OF OID”, “YIELD TO MATURITY” AND “INITIAL ACCRUAL PERIOD OID” (COMPUTED UNDER THE APPROXIMATE METHOD) BELOW WILL BE COMPLETED SOLELY FOR THE PURPOSES OF APPLYING THE UNITED STATES FEDERAL INCOME TAX ORIGINAL ISSUE DISCOUNT (“OID”) RULES.

PRINCIPAL AMOUNT:	DENOMINATIONS (if other than U.S. Dollars 5,000):

ISSUE DATE:	SPECIFIED CURRENCY:
U. S. Dollars:
Foreign Currency:

STATED MATURITY:	INTEREST RATE BASIS:

COMPUTATION PERIOD:	INTEREST PAYMENT DATE(S):

REGULAR RECORD DATE(S):	INITIAL INTEREST RATE:

SPREAD (PLUS OR MINUS):	SPREAD MULTIPLIER:

INDEX MATURITY:	INDEX CURRENCY:

MAXIMUM INTEREST RATE:	MINIMUM INTEREST RATE:

INTEREST DETERMINATION DATE(S):

[1]	Insert only if this Note is to be held by DTC or its nominee.

CALCULATION AGENT:	CALCULATION DATE:

EXCHANGE RATE AGENT:	INTEREST RESET DATE(S):

REDEMPTION DATE(S):	REDEMPTION PERCENTAGE(S):

REPAYMENT DATE(S) (OPTION OF REGISTERED HOLDER):	REPAYMENT PERCENTAGE(S) (OPTION OF REGISTERED HOLDER) if other than 100% of Principal Amount):

ORIGINAL ISSUE DISCOUNT NOTE:[2] Issue Price: Total Amount of OID: Yield to Maturity: Initial Accrual Period OID:	PAYMENTS OF PRINCIPAL, INTEREST OR PREMIUM: [ ] U.S. Dollars [ ] Specified Currency

Global Notes:	Depositary/Depositaries:

DTC Global Note(s) [ ]	DTC [ ]

International Global Note [ ]	Euroclear [ ]

Clearstream, Luxembourg [ ]

Registrar:	Registrar’s Corporate Trust Office will be located in:

Citibank, N.A. [ ]	The City of New York
(Domestic Registrar)
Address:
Citibank, N.A., London Branch [ ] (International Registrar)	c/o Agency and Trust 388 Greenwich Street, 14th Floor New York, New York 10013

Telephone: (212) 816-5680
Fax: (212) 816-5527

The City of London, England

Address:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB

Telephone: +353 1 622 0865/+353 1 622 0866
Fax: +352 1 622 2210/+353 1 622 2212

ADDENDUM ATTACHED:	OTHER PROVISIONS:
[ ] Yes
[ ] No

[2]	Include U.S. federal income tax original discount legend if and when regulations require.

INTENDED TO BE HELD IN A MANNER THAT WOULD ALLOW EUROSYSTEM ELIGIBILITY	[YES][NO]

[Note that the designation “yes” simply means that the Notes are intended upon issue to be deposited with either Euroclear or Clearstream, Luxembourg (together, the “ICSDs”) as common safekeeper, and registered in the name of a nominee of one of the ICSDs acting as common safekeeper, and does not necessarily mean that the Notes will be recognized as eligible collateral for Eurosystem monetary policy and intra-day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.][Include this text if “yes” selected]
     HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance (“Canada”), for value received, hereby promises to pay to [insert name of registered holder], or registered assigns, the Principal Amount specified above (or such other principal amount as has been most lately endorsed on the Schedule of Exchanges of Interests hereto) on the stated maturity specified above (and premium, if any) and to pay any interest thereon (computed, unless a different Computation Period is specified above, on the basis of the actual number of days elapsed divided by 360, from and including the Issue Date specified above (the “Issue Date”) or from and including the most recent Interest Payment Date specified above (each date so specified, an “Interest Payment Date”) to which interest on this Note (or any predecessor Note) has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the stated maturity, or any other date on which the principal hereof becomes due and payable, whether by acceleration, call for redemption at the option of Canada, repayment at the option of the registered holder (as defined below) or otherwise (each such date or the stated maturity, a “Maturity”), at the rate per annum equal to the Initial Interest Rate specified above (the “Initial Interest Rate”) until the first Interest Reset Date (as defined on the reverse of this Note) following the Issue Date and thereafter at a rate determined in accordance with the provisions on the reverse hereof, depending upon whether the Interest Rate Basis specified above is LIBOR (as defined on the reverse of this Note) or an Agreed Floating Rate Formula, until the principal hereof is paid or duly made available for payment in the Specified Currency provided on the face hereof subject to any subsequent provision of this Note. Accrued interest shall be payable by Canada on each Interest Payment Date and at Maturity. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement, be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the 15th day (whether or not a Market Day (as defined on the reverse hereof) next preceding such Interest Payment Date, unless a different Regular Record Date is specified above (the “Regular Record Date”); provided, however, that interest payable at Maturity will be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to such registered holder on such Regular Record Date and may either be paid to such registered holder at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Registrar, or be paid at any time in any other lawful manner.
     As provided in this Note, if any Interest Payment Date specified above would otherwise be a day which is not a Market Day with respect to this Note, the Interest Payment Date shall be postponed to the next succeeding Market Day, except that if the rate of interest on this Note shall be determined in accordance with the provisions of the heading “Determination of LIBOR”, and such Market Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Market Day. If the Maturity of this Note would otherwise be a day which is not a Market Day, the payment of principal or interest may be made on the next succeeding Market Day with the same force and effect as if made on the date such payment was due, and no interest on such payment shall accrue in the period from and after such Interest Payment Date or Maturity.
     So long as the Notes of any series are in the form of global securities only, all Notes of such series will collectively be evidenced (a) by one or more Global Notes (the “DTC Global Notes”) registered in the name of The Depository Trust Company, a New York Corporation (“DTC”) or its nominee and/or (b) by a Global Note (the

“International Global Note”) registered in the name of Citivic Nominees Limited (as nominee of Citibank Europe plc) as a common depository for Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear” and, together with Clearstream and DTC, the “Depositaries” and each a “Depositary”). Such DTC Global Notes, if any, and/or such International Global Note, if any, will at all times collectively represent the aggregate principal amount of the Notes of such series outstanding from time to time. If at any time a portion of an International Global Note is exchanged for an interest in one or more DTC Global Notes, the principal amount of such International Global Note shall be decreased by the amount of such portion and such International Global Note shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal decrease, and one or more DTC Global Notes shall be increased by the amount of such portion and such DTC Global Notes shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal increase, subject to the limitation that in no event may the principal amount of any DTC Global Note be greater than the equivalent of U.S.$500,000,000. If at any time a portion of a DTC Global Note is exchanged for an interest in the International Global Note, the principal amount of such DTC Global Note shall be decreased by the amount of such portion, and such DTC Global Note shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal decrease, and the International Global Note shall be increased by the amount of such portion and shall be endorsed on the Schedule of Exchanges of Interests thereto to reflect such principal increase.
     When used in this Note “Registrar” means the Domestic Registrar or the International Registrar as specified on the face of this Note. Except as otherwise modified herein, payments of principal of, and interest on, Global Notes will be made to applicable Depositary in accordance with arrangements then in effect between the Registrar and such Depositary or the Common Safekeeper. References herein to principal and interest in respect of any Note shall be deemed to also refer to any Additional Amounts and premium payable on such Note.
     Except as otherwise modified herein, payments of the principal of, and interest on, a Certificated Note will be made in same day funds, at the Registrar’s Corporate Trust Office in the city specified on the face of this Note (the “Registrar’s Corporate Trust Office”), provided that such Certificated Note is presented to the Registrar in time for the Registrar to make such payments in such funds in accordance with its normal procedures; provided that, at the option of Canada, payment of interest may be made by cheque or wire transfer. If payments of interest on any Certificated Note are made by cheque, such cheque shall be dated the due date for payment and made payable to the order of the registered holder or, in the case of joint registered holders, to the order of all such joint registered holders (failing instructions from them to the contrary). The Registrar shall mail or otherwise deliver such cheques to the names and addresses of registered holders of such Certificated Note (except cheques payable to joint registered holders which shall be sent to the address of that one of such joint registered holders whose name stands first in the Register as one of such joint registered holders) on the relevant due date for payment. If such payments of interest are made by wire transfer, such wire transfers will be made by transfers of immediately available funds, in the case of Notes the Specified Currency of which is U.S. dollars, by the Registrar to an account maintained by a registered holder with a bank located in the United States and in the case of Notes the Specified Currency of which is not U.S. dollars (“International Notes”), by the Registrar to an account maintained by a registered holder with a bank located outside the United States; provided that, in each case, such registered holder shall have provided in writing to the Registrar on or prior to the relevant Regular Record Date, appropriate payment instructions.
     [3All payments in respect of this DTC Global Note will be converted to U.S. dollars and such U.S. dollars distributed to DTC by the Registrar, regardless of the Specified Currency of this DTC Global Note, except to the extent that DTC, on the instructions of its participants, makes the Specified Currency Payment Election described below with respect to one or more such payments. Therefore, although payments of principal and interest in respect of this DTC Global Note are payable by Canada in the Specified Currency of such Note as specified therein, holders of beneficial interests in this DTC Global Note will receive all payments in U.S. dollars unless through DTC they elect to receive payments in the Specified Currency directly from the Registrar by wire transfer.
     The Exchange Rate Agent specified above or a successor thereto (the “Exchange Rate Agent”) will arrange to convert all payments to be made to DTC, in respect of this DTC Global Note into U.S. dollars in the manner described in the next paragraph; provided, however, that DTC may, by delivery of a written request for such payment (including, in the case of Specified Currency Payment Election with respect to payments at Maturity,

[3]	Insert these three paragraphs only if this Note is a DTC Global Note and the Specified Currency of this Note is not U.S. dollars.

appropriate wire transfer instructions) to the Registrar at its Corporate Trust Office on or prior to the 5th Business Day after the relevant Regular Record Date or the 10th day prior to Maturity, as the case may be, elect (a “Specified Currency Payment Election”) to have all or any portion of a payment of principal of, and interest on, this DTC Global Note made in the Specified Currency by wire transfer to one or more accounts specified by DTC. Such request may be in writing (mailed or hand delivered) or by facsimile transmission. DTC may make a Specified Currency Payment Election for all payments of principal or interest and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Registrar, but written notice of any such revocation must be received by the Registrar on or prior to 5th Business Day after the relevant Regular Record Date or the 10th day prior to Maturity, as the case may be.
     The amount of each U.S. dollar payment made by the Registrar to DTC pursuant to the preceding paragraph will be calculated at an exchange rate based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Market Day preceding the applicable payment date from at least three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) selected by the Exchange Rate Agent (after consultation with Canada) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to DTC on such payment date and at which the applicable dealer commits to execute a contract. If at least three such bid quotations are not available, payments will be made in the Specified Currency (or, if such Specified Currency is not at the time of such payment legal tender for the payment of public and private debts, such other currency of the country which issued such Specified Currency as at the time of such payment is legal tender for the payment of such debts) in the manner and as set forth on the face hereof. All currency exchange costs incurred by Canada in converting a Specified Currency into U.S. dollars in order to make payments hereon will be deducted from such payments.]
     Except as otherwise provided in this Note, interest payments (other than interest payable at Maturity) will be made hereunder in the Specified Currency of this Note by cheque drawn upon a bank office located outside the United States and mailed to the address of the registered holder entitled thereto as such address shall appear in the Register, unless the registered holder has applied to the Registrar and the Registrar has accepted such application for payment to be made by wire transfer to an account with a bank located in the country of the Specified Currency (or, if this Note is denominated in the lawful currency of the participating member states of the European Union that adopted a single currency in accordance with the Treaty (the “EC Treaty”) establishing the European Economic Community, as amended (“euro”), that is a country at the time of payment in the region comprised of such member states (the “Eurozone”)) as shall have been designated on or prior to the relevant Regular Record Date and the principal and interest payment due at Maturity will be made in such Specified Currency (or, if applicable, such other currency as is specified on the face of this Note or the Addendum, if any, hereto) by cheque drawn upon a bank located outside the United States, unless the registered holder has applied to the Registrar and the Registrar has accepted such application for payment to be made by wire transfer of funds to an account maintained by the registered holder hereof with a bank office located in the country which issued the Specified Currency (or, in the case of euro, the Eurozone) as shall have been designated at least 15 days prior to Maturity by the registered holder, provided that this Note is presented at the relevant Corporate Trust Office, in time for such wire transfer to be made by the Registrar in accordance with its normal procedures.
     Notwithstanding the preceding paragraph, if the Specified Currency for the payment of principal of, and interest on, this Note: (a) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit which ceases to be used for the purposes for which it was established or (c) is not available for payment of principal of, and interest on, this Note due to the imposition of exchange controls or other circumstances beyond the control of Canada, in each such case as determined in good faith by Canada, then Canada will be entitled to satisfy its obligations to holders of this Note by making such payment in U.S. dollars on the basis of the Market Exchange Rate on the second Market Day prior to such payment, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as otherwise specified on the face hereof. Any payment made under such circumstances in U.S. dollars where the required payment is in other than U.S. dollars will not constitute a default under the Fiscal Agency Agreement or this Note. However, if a Specified Currency is not available to Canada solely as a result of its replacement by the Euro, then Canada will make payments on this Note in euro and such payments will not constitute a default under the Fiscal Agency Agreement or the Notes.

     If payment in respect of this Note is required to be made in any currency unit, and such currency unit: (a) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (b) is a currency unit which ceases to be used for the purposes for which it was established, or (c) is not available for payment of principal of, and interest on, this Note due to the imposition of exchange controls or other circumstances beyond Canada’s control, in each such case as determined in good faith by Canada, then Canada will be entitled, but not required, to make any payments in respect of such note in U.S. dollars until such currency unit is again available. The amount of each payment in U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by Canada or its agent on the following basis. The component currencies of the currency unit for the purpose (the “component currencies” or, individually, a “component currency”) shall be the currency amounts that were components of the currency unit as of the last day on which the currency unit was used. The equivalent of the currency unit in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the component currencies. The U.S. dollar equivalent of each of the component currencies shall be determined by Canada or such agent on the basis of the most recently available Market Exchange Rate for each such component currency, or as otherwise indicated on the face hereof.
     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of the currency as a component currency shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as component currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.
     All determinations referred to above made by Canada or its agent (including the Exchange Rate Agent as defined above) shall be at its sole discretion and shall, in the absence of manifest error, be conclusive and for all purposes binding on the registered holder hereof.
     Any payment made in U.S. dollars under the circumstances set forth above where the required payment is in other than U.S. dollars will not constitute a payment default hereunder or under the Fiscal Agency Agreement.
     Unless otherwise specified above or in an Addendum hereto, as used herein, “Market Exchange Rate” means, as of any date, for any Specified Currency or currency unit, the noon U.S. dollar buying rate for that Specified Currency or currency unit, as the case may be, for cable transfers quoted in The City of New York on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more Specified Currencies or currency units for which an exchange rate is required, the Exchange Rate Agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in The City of New York or in the country of issue of the Specified Currency or currency unit in question, or such other quotations as the Exchange Rate Agent will deem appropriate. Unless otherwise specified by the Exchange Rate Agent, if there is more than one market for dealing in any Specified Currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such Specified Currency or currency unit will be that upon which a non-resident issuer of securities designated in such Specified Currency or currency unit would, as determined in its sole discretion and without liability on the part of the Exchange Rate Agent, purchase such Specified Currency or currency unit in order to make payments in respect of this Note
     In the event of an official redenomination of the Specified Currency, the obligations of Canada with respect to payments on this Note shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. In no event shall any adjustment be made to any amount payable hereunder as a result of any change in the value of the Specified Currency as specified above relative to any other currency due solely to fluctuations in exchange rates.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Registrar referred to on the reverse hereof by manual signature [and, if the applicable Pricing Supplement indicates this Note is intended to be held in a manner that would allow Eurosystem eligibility, effectuated by the entity appointed as Common Safekeeper by Euroclear or Clearstream]4, this Note shall not be entitled to any benefit under the Fiscal Agency Agreement or be valid or obligatory for any purpose.
(Remainder of page left intentionally blank)

[4]	Insert where the applicable Pricing Supplement indicates that the Notes are intended to be held in a manner that would allow Eurosystem eligibility.

     IN WITNESS WHEREOF, Canada has caused this instrument to be duly executed by manual or facsimile signature.

Countersigned	HER MAJESTY IN RIGHT OF CANADA, as
represented by the Minister of Finance

By:	By:

Dated:
REGISTRAR’S CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the
within-mentioned Fiscal Agency Agreement
[CITIBANK, N.A., solely in its capacity as
Registrar

By:
Name:
Title:

CITIBANK, N.A., London Branch, solely in
its capacity as Registrar

By:
Authorized Signing Officer]

[CERTIFICATE OF EFFECTUATION
Effectuated without recourse, warranty or liability

By:
as Common Safekeeper][5]

[5]	Insert where the applicable Pricing Supplement indicates that the Notes are intended to be held in a manner that would allow Eurosystem eligibility.

[Form of Reverse of Note]
     This Note is one of a duly authorized issue of securities of Canada (the “Notes”) issued pursuant to a Fiscal Agency Agreement, dated as of June 29, 2010 (the “Fiscal Agency Agreement”), between Canada, Citibank, N.A., a U.S. national banking association having an office in New York, New York, as registrar, transfer agent, fiscal agent and principal paying agent for Notes the Specified Currency of which is U.S. dollars (in such capacity the “Domestic Registrar” which term includes any successor registrar, transfer agent, fiscal agent, and principal paying agent under the Fiscal Agency Agreement for such Notes) and Citibank, N.A., London Branch, as registrar, transfer agent, fiscal agent and principal paying agent for Notes the Specified Currency of which is not U.S. dollars (in such capacity the “International Registrar” which term includes any successor registrar, transfer agent, fiscal agent, and principal paying agent under the Fiscal Agency Agreement for such Notes). Reference is hereby made to the Fiscal Agency Agreement for a statement of the respective rights, limitations of rights, duties and immunities thereunder of Canada, the Registrar and the registered holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. Except as may be otherwise specified on the face hereof, these Notes are issuable only as Notes in fully registered form, in denominations of U.S. $5,000 and integral multiples of U.S.$5,000, or, in the case of International Notes, in the Specified Currency and the denomination or denominations thereof as shall be specified on the face hereof. The Notes issued pursuant to the Fiscal Agency Agreement may be issued from time to time in various principal amounts and currencies or currency units, may mature on different dates, may bear interest at different rates, may be subject to different redemption provisions, if any, and may otherwise vary. As provided in the Fiscal Agency Agreement and subject to certain limitations therein set forth, Notes of one authorized denomination are exchangeable for a like aggregate principal amount of Notes of the same series in a different authorized denomination, as requested by the registered holder surrendering the same.
     This Note shall for all purposes be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.
     For the purpose only of disclosure required by the Interest Act (Canada) and without affecting the interest payable on this Note, the yearly rate of interest which is equivalent to the rate of interest for any period of less than a full year may be calculated by multiplying the nominal annual rate of interest by a fraction for which (a) the numerator is the product of (i) the actual number of days in a year commencing on and including the first day of such period and ending on but not including the corresponding day in the next calendar year and (ii) the sum of (x) the product of the number of complete months elapsed in such period and 30 and (y) the number of days elapsed in any incomplete months in such period and (b) the denominator is the product of 360 and the actual number of days in such period (inclusive of the first, but exclusive of the last, such day).
     Payment of the principal of, and interest on, this Note constitutes a charge on and is payable out of the Consolidated Revenue Fund of Canada. This Note constitutes a direct unconditional obligation of Canada and carries the full faith and credit of Canada. The obligation of Canada under each Note ranks equally with all of Canada’s other unsecured and unsubordinated indebtedness from time to time outstanding.
     The following events or circumstances (each an “Event of Default”) shall be acceleration events, namely:
(j)	Canada fails to pay any amount of principal or premium, if any, in respect of this Note or any other Note of the same series on the due date for payment of such amount; or

(i)	Canada fails to pay any amount of interest in respect of this Note or any other Note of the same series on the due date for payment of such amount and such default shall have continued for a period of 30 days thereafter; or

(ii)	Canada defaults in the performance or observance of any of its other obligations under or in respect of this Note or any other Note of the same series and such default remains unremedied for 30 days after written notice requiring such default to be remedied has been delivered to Canada at the specified office of the Registrar by the registered holder of this Note or any other Note of the same series.
     If any Event of Default shall occur in respect of this Note any registered holder or registered holders of this Note or any Notes of the same series holding in the aggregate not less than 25% of the aggregate principal amount of the Notes of such series then outstanding may, by written notice to Canada, at the specified office of the Registrar, declare that all Notes of such series and all interest then accrued on such Notes to be due and payable, whereupon the early termination amount of this Note (which shall be its Principal Amount or such other amount as may be specified in, or determined in accordance with the provisions hereof) shall become immediately due and payable, together with all interest (if any) accrued hereon without presentment, demand, protest or other notice of any kind, all of which Canada will expressly waive, anything contained herein to the contrary notwithstanding, unless, prior thereto, all Events of Default in respect of such Notes shall have been cured or waived.
     If Canada receives notice in writing from holders of at least 50% of the aggregate principal amount of this Note and all other the Notes of the same series then outstanding, to the effect that the Event of Default or Events of Default giving rise to the above-mentioned declaration is or are cured following any such declaration and that such holders wish the relevant declaration to be withdrawn, Canada shall give notice thereof to the holders of the Notes of such series (with a copy to the Registrar) whereupon the relevant declaration shall be withdrawn and shall have no further effect but without prejudice to any rights or obligations which may have arisen before Canada gave such notice (whether pursuant to this Note or otherwise). No such withdrawal shall affect any other or any subsequent Event of Default or any right of any holder in relation thereto.
     Unless another interest rate basis or formula (the “Agreed Floating Rate Formula”) is specified on the face hereof, this Note will bear interest at the rate determined by reference to the London interbank offered rate (“LIBOR”) (i) plus or minus the Spread (as defined below), if any, indicated on the face hereof (ii) multiplied by the Spread Multiplier (as defined below), if any, indicated on the face hereof. Commencing on the first Interest Reset Date after the Issue Date, both as specified on the face hereof, the rate at which interest on this Note will be payable will be reset as of each Interest Reset Date shown on the face hereof (each, an “Interest Reset Date”), and the interest rate in effect on any day shall be (a) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date or (b) if such day is not an Interest Reset Date, the interest rate pertaining to the immediately preceding Interest Reset Date; provided, however, that the interest rate in effect for the period from the Issue Date to, but excluding, the first Interest Reset Date after the Issue Date will be the Initial Interest Rate specified on the face hereof.
     Notwithstanding the foregoing, if this Note is designated as having an addendum (the “Addendum”) attached, this Note shall bear interest in accordance with the terms described in the Addendum.
     Accrued interest hereon shall be calculated by multiplying the Principal Amount specified on the face hereof by an accrued interest factor. Such accrued interest factor shall be computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. Unless otherwise provided in the Addendum, if any, the interest factor (expressed as a decimal rounded, if necessary, as described below) for each such day shall be computed by dividing the interest rate (expressed as a decimal rounded, if necessary, as described below) applicable to such day by 360 (in the case of Notes for which the interest rate basis specified on the face hereof is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate) or by the actual number of days in the year in the case of Notes for which the interest rate basis on the face hereof is the Treasury Rate. The accrued interest factor for Notes for which two or more interest rate formulae are applicable will be calculated by selecting the interest rate basis for the applicable period in as specified on the face hereof. Except as otherwise provided herein, all percentages resulting from any calculation with respect to this Note will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent or, if this Note is an International Note, the smallest unit of payment in such currency (with one-half cent or one-half of such unit being rounded upwards).
     Notwithstanding the foregoing, the interest rate hereon shall not be greater than the Maximum Interest Rate, if any, or less than the Minimum Interest Rate, if any, specified on the face hereof and in no event shall be higher than the maximum rate permitted by Canadian law.
     Unless otherwise specified on the face hereof or in the Addendum, if any, the “Interest Determination Date” means if this Note is a LIBOR Note, the second Market Day preceding each Interest Reset Date (the “LIBOR Interest Determination Date”) and if this Note is a Floating Rate Note that is not a LIBOR Note, the interest determination date or dates as of which the interest rate for this Note is to be calculated as indicated on the face hereof. Unless otherwise specified on the face hereof or in the Addendum, if any, if an Interest Reset Date would otherwise be a day that is not a Market Day with respect to this Note, such Interest Reset Date shall be the next succeeding Market Day, except that if this Note is a LIBOR Note and the next succeeding Market Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.
     Unless otherwise specified on the face hereof or in the Addendum, if any, the “Calculation Date” pertaining to any Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day or (ii) the Market Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date. At the request of the registered holder hereof, the Calculation Agent will provide to the registered holder hereof the interest rate then in effect and, if determined, the interest rate which will become effective as of the next Interest Reset Date. Unless otherwise specified on the face hereof or in an Addendum hereto, the Registrar shall be the Calculation Agent.
     The “Spread”, if any, specified on the face hereof is the number of basis points to be added to or subtracted from the Interest Rate Basis applicable to this Note. The “Spread Multiplier”, if any, specified on the face hereof is the percentage of the Interest Rate Basis applicable to this Note by which such Interest Rate Basis will be multiplied to determine the applicable interest rate on this Note. The “Index Maturity”, if any, specified on the face hereof is the period to maturity of the instrument or obligation on which the interest rate formula applicable to this Note will be calculated.
     Unless otherwise specified on the face hereof or in an Addendum hereto, as used herein, “Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, the city of London, England, the city of Toronto or the in the applicable place of payment are authorized or required by law or executive order to close and, with respect to International Notes denominated in euro only, a day that is also a day on which the TransEuropean Automated Real-Time Gross Settlement Express Transfer (TARGET2) System or successor thereto is open.
     Unless otherwise specified on the face hereof or in an Addendum hereto, as used herein, “Market Day” means any day that is a day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, or in the applicable place of payment are authorized or required by law or executive order to close and, (a) with respect to LIBOR Notes only, a day that is also a London Market Day, (b) with respect to International Notes (other than International Notes denominated in euro) any day that is also not a day on which banking institutions in the Relevant Applicable Financial Center in the country of the Specified Currency are authorized or required by law or executive order to close, and (c) with respect to International Notes denominated in euro only, a day that is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) System, or any successor thereto, is open. “London Market Day” means any day that is a day other than a Saturday or Sunday or a day on which banking institutions in The City of New York, the city of London, England or in the applicable place of payment are authorized or required by law or executive order to close and a day on which dealings in deposits in any currency specified on the face hereof or on an Addendum hereto are transacted, or with respect to any future date are expected to be transacted, in the London interbank market and “Relevant Applicable Financial Center” means the capital city of the country issuing the Specified Currency or Index Currency, as applicable, except that with respect to United States dollars, Australian dollars and Swiss francs, the Relevant Applicable Financial Center shall be The City of New York, Sydney and Zurich, respectively. “Index Currency” means the currency or composite currency specified on the face hereof as to which LIBOR will be calculated. If no such currency is specified on the face hereof, the Index Currency shall be United States Dollars.
     CD Rate Notes. Each CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the spread and/or spread multiplier, if any) specified on the face of such CD Rate Note or in an Addendum thereto.
     Unless otherwise specified on the face hereof or in an Addendum hereto, “CD Rate” means, with respect to any interest determination date relating to a CD Rate Note, the rate on the date for negotiable certificates of deposit having the index maturity designated on the face hereof or an Addendum hereto as published by the Board of Governors of the Federal Reserve System in “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System (“H.15(519)”) under the caption

“CDs (secondary market)” or any successor publication or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the CD Rate will be the rate on such interest determination date for negotiable certificates of deposit of the index maturity designated on the face hereof or an Addendum hereto as published by the Federal Reserve Bank of New York in its daily update of H.15(519) available through the website of the Board of Governors of the Federal Reserve System at “http://www.federalreserve.gov/releases/h15/update” (“H.15 daily update”) or any successor site or publication of the Board of Governors under the caption “CDs (Secondary Market).” If such rate is not yet published in either H.15(519) or H.15 daily update by 3:00 p.m., New York City time, on the calculation date pertaining to an interest determination date, the Calculation Agent will calculate the CD Rate on that interest determination date, which will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that interest determination date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the index maturity designated on the face hereof or an Addendum hereto in an amount that is representative for a single transaction in that market at that time as quoted by three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such interest determination date will be the same as the CD Rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest shall be the initial interest rate).
     Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the spread and/or spread multiplier, if any) specified on the face of such Commercial Paper Rate Note or in an Addendum thereto.
     Unless otherwise specified on the face hereof or in an Addendum hereto, “Commercial Paper Rate” means, with respect to any interest determination date relating to a Commercial Paper Rate Note, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the index maturity designated on the face hereof or an Addendum hereto, as published in H.15(519), under the heading “Commercial Paper—Non-financial.” In the event that the rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, then the Commercial Paper Rate will be the Money Market Yield of the rate on the interest determination date for commercial paper of the specified index maturity as published in H.15 daily update under the heading “Commercial Paper—Non-financial” (with an index maturity of one month or three months being deemed to be equivalent to an index maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on that calculation date, the rate is not yet available in either H.15(519) or H.15 daily update, the Calculation Agent will calculate the Commercial Paper Rate on that interest determination date, which will be the Money Market Yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on that interest determination date for commercial paper of the specified index maturity placed for a non-financial issuer whose bond rating is “AA” or the equivalent, from a nationally recognized rating agency as quoted by three leading dealers of commercial paper in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as set forth above, the Commercial Paper Rate with respect to such interest determination date will be the same as the Commercial Paper Rate for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).
     “Money Market Yield” will be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D × 360
360 — (D × M) × 100
     where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the period for which interest is being calculated.

     Federal Funds Rate Notes. Each Federal Funds Rate Note, will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the spread and/or spread multiplier, if any) specified on the face of such Federal Funds Rate Note or in an Addendum thereto.
     Unless otherwise specified on the face hereof or in an Addendum hereto, the “Federal Funds Rate” means, with respect to any interest determination date relating to a Federal Funds Rate Note, the rate applicable to such date for federal funds as set for in H.15(519) for that date under the caption “EFFECT”, as such rate is displayed on Reuters Screen FEDFUNDS1 Page. If such rate is not so published by 5:00 p.m., New York City time, on the Market Day immediately following such interest determination date, the Federal Funds Rate will be the rate applicable to such interest determination date as published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) under the heading “federal funds (effective).” If that rate is not published in H.15 daily update (or such other recognized electronic source used for the purpose of displaying such rate) by 5:00 p.m., New York City time, on the Market Day immediately following such interest determination date, the Calculation Agent will calculate the Federal Funds Rate applicable to such interest determination date, which will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers (which may include any distributors, agents or their affiliates) of federal funds transactions in The City of New York selected by the Calculation Agent (after consultation with Canada); provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate applicable to such interest determination date will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).
     LIBOR Notes. If the Interest Rate Basis specified on the face hereof is LIBOR, LIBOR with respect to this Note for any Interest Reset Date shall be determined as of each LIBOR Interest Determination Date on the basis of the offered rate for deposits in the Index Currency having the Index Maturity specified on the face hereof, commencing on the second Market Day immediately following such LIBOR Interest Determination Date which appears on the Designated LIBOR Page (as defined below), or any successor reporter of such rates selected by the Calculation Agent and acceptable to Canada, as of 11:00 A.M. London time on that LIBOR Interest Determination Date. If such rate does not so appear on the Designated LIBOR Page, the rate for that Interest Reset Date will be determined on the basis of the rates at which deposits in Index Currency are offered by four major banks in the London interbank market, selected by the Calculation Agent after consultation with Canada, at approximately 11:00 A.M. London time the second Market Day immediately following such LIBOR Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date for a period of the Index Maturity in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided in respect of such LIBOR Interest Determination Date, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested in respect of such LIBOR Interest Determination Date, the rate for such Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in the Relevant Applicable Financial Center, selected by the Calculation Agent after consultation with Canada, at approximately 11:00 A.M. in the Relevant Applicable Financial Center on that LIBOR Interest Determination Date for loans in the Index Currency to leading European banks for a period of the Index Maturity commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount in the Index Currency that is representative for a single transaction in such market at such time; provided, however, that if fewer than three reference banks so selected by the Calculation Agent are quoting such rates, LIBOR with respect to such LIBOR Interest Determination Date will be the same as LIBOR in effect for the immediately preceding Interest Reset Date (or, if there was no preceding Interest Reset Date, the rate of interest will be the Initial Interest Rate). In this Note, “Designated LIBOR Page” means the display on page LIBOR01 of Reuters (or any successor service) for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates).
     Prime Rate Notes. Each Prime Rate Note, will bear interest at the interest rate (calculated with reference to the Prime Rate and the spread and/or spread multiplier, if any) specified on the face of such Prime Rate Note or in an Addendum thereto.

     Unless otherwise specified on the face hereof or in an Addendum hereto, “Prime Rate” means, with respect to any interest determination date, the rate set forth in H.15(519) for that date opposite the caption “Bank Prime Loan” or, if not published by 5:00 p.m., New York City time, on the calculation date, the rate on such interest determination date as published in H.15 daily update under the caption “Bank Prime Loan.” If that rate is not yet published by 5:00 p.m., New York City time, on the calculation date pertaining to that interest determination date, the Prime Rate for that interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen USPRIME1 Page as that bank’s Prime Rate or base lending rate as in effect as of 11:00 a.m., New York City time, for that interest determination date as quoted on the Reuters Screen USPRIME1 Page on that interest determination date, or, if fewer than four of these rates appear on the Reuters Screen USPRIME1 Page by 5:00 p.m., New York City time, for that interest determination date, the rate will be the arithmetic mean of the Prime Rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500 million) selected by the Calculation Agent (after consultation with Canada). If the banks selected by the Calculation Agent are not quoting as described above, the Prime Rate will remain the Prime Rate then in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).
     Treasury Rate Notes. Each Treasury Rate Note, will bear interest at the interest rate (calculated with reference to the Treasury rate and the spread and/or spread multiplier, if any) specified on the face of such Treasury Rate Note and in an Addendum thereto.
     Unless otherwise specified on the face hereof or in an Addendum hereto, the “Treasury Rate” means, with respect to any interest determination date relating to a Treasury Rate Note, the rate from the auction held on such interest determination date, which we refer to as the “auction,” of direct obligations of the United States, which we refer to as “treasury bills”, having the index maturity designated on the face hereof or an Addendum hereto under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) or page USAUCTION11 (or any other page as may replace such page on such service) or, if not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the bond equivalent yield (as defined below) of the rate for such treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High” or, if not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury. In the event that the auction rate of treasury bills having the index maturity designated on the face hereof or an Addendum hereto is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the Treasury Rate will be the bond equivalent yield of the rate on that interest determination date of treasury bills having the index maturity designated on the face hereof or an Addendum hereto as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not published by 3:00 p.m., New York City time, on the related calculation date, the rate on that interest determination date of such treasury bills as published in H.15 daily update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.” In the event such rate is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on such calculation date, the Calculation Agent will calculate the Treasury Rate, which will be a bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary U.S. government securities dealers selected by the Calculation Agent (after consultation with Canada) for the issue of treasury bills with a remaining maturity closest to the index maturity designated on the face hereof or an Addendum hereto; provided, however, that if the dealers selected by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate with respect to the interest determination date will be the same as the Treasury Rate in effect for the immediately preceding interest reset period (or, if there was no preceding interest reset period, the rate of interest will be the initial interest rate).
     The term “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond equivalent yield =	D × N × 100
360 — (D × M)
     where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.
     Canada shall confirm with the Calculation Agent the amount of any interest instalment and that each interest rate calculation is in accordance with this Note and the Fiscal Agency Agreement.
     If this Note is designated on the face hereof as an original issue discount Note, then, notwithstanding anything to the contrary contained in this Note, upon the acceleration, redemption or repayment of this Note prior to its stated maturity, there shall be payable, in lieu of the principal amount due at the stated maturity hereof, as specified on the face hereof, an amount equal to the Amortized Face Amount of this Note. The “Amortized Face Amount” shall be the amount equal to (a) the issue price of this Note, plus (b) that portion of the difference between the issue price and the principal amount of this Note that has been amortized at the Stated Yield (as defined below) of this Note (computed in accordance with generally accepted United States bond yield computation principles) at the date as of which the Amortized Face Amount is calculated, but in no event shall the Amortized Face Amount exceed the principal amount of this Note due at the stated maturity hereof. As used in the previous sentence, the “Stated Yield” means the Yield to Maturity specified on the face hereof (or, if not so specified, the yield to maturity compounded semi-annually and computed in accordance with generally accepted United States bond yield computation principles) for the period from the Issue Date to the stated maturity on the basis of the issue price and such principal amount.
     Unless otherwise specified above or in an Addendum hereto, all payments of, or in respect of, principal of, and interest on, this Note and all Notes of the same series will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, Canada (subject to its rights of redemption) will pay to the registered holder of such Notes such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the beneficial owners of such Notes of the amounts which would otherwise have been payable in respect of such Notes in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any such Note:
(a)	the beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such Note by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such Note; or

(b)	presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days. For this purpose, the “Relevant Date” in relation to any such Notes means whichever is the later of:
(i)	the date on which the payment in respect of such Notes becomes due and payable; or

(ii)	if the full amount of the moneys payable on such date in respect of such Notes has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of such Notes that moneys have been so received.
     Unless otherwise specified on the face hereof or in an Addendum hereto, this Note may be redeemed at the option of Canada in whole, but not in part, at any time, on giving not less than 30 days’ and not more than 60 days’ notice prior to redemption, in accordance with the Fiscal Agency Agreement (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if

(a) Canada has or will become obliged to pay Additional Amounts as provided herein as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by Canada taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which Canada would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due. Prior to the publication of any notice of redemption pursuant to this paragraph, Canada shall deliver to the Registrar a certificate signed by an officer of Canada stating that Canada is entitled to effect such redemption and that the conditions precedent to the right of Canada so to redeem have occurred.
     If one or more Redemption Dates (or ranges of such dates) is specified on the face hereof, this Note is subject to redemption upon not less than 30 days’ nor more than 60 days’ notice prior to redemption, in accordance with the Fiscal Agency Agreement, on any such date (or during any such range of dates), as a whole, or from time to time in part, at the election of Canada, at a Redemption Price or Prices determined as provided in the next succeeding sentence, together with accrued interest to the Redemption Date, but interest instalments whose Interest Payment Date is on or prior to the Redemption Date will be payable to the registered holder hereof (or one or more predecessor Notes) of record at the close of business on the relevant Regular Record Date referred to on the face hereof, all as provided in the Fiscal Agency Agreement. If applicable, the “Redemption Price” for any such redemption shall be the amount determined by multiplying the Redemption Percentage specified on the face hereof with respect to the relevant Redemption Date (or range of such dates), by the portion of the principal amount hereof (or, if this Note is an original issue discount Note, the portion of the Amortized Face Amount hereof) to be redeemed.
     Notice of redemption having been given as aforesaid, this Note (or the portion of the principal amount hereof so to be redeemed) shall, on the Redemption Date, become due and payable at the Redemption Price herein specified, and from and after such date shall cease to bear interest (except in respect of any portion hereof not so paid).
     In the case of any partial redemption of Notes of any series at the election of Canada, the Notes of such series to be redeemed shall be selected by the Registrar not more than 60 days prior to the Redemption Date by such method as the Registrar shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal amount of Notes of such series. In the event of any redemption of this Note in part only, a new Note or Notes of the same series for the unredeemed portion hereof will be issued in the name of the registered holder hereof upon the cancellation hereof and the principal amount of such new Note that remains outstanding after such redemption shall be an authorized denomination (which shall not be less than the minimum authorized denomination) for Notes of such series.
     If one or more Repayment Dates (Option of Registered Holder) (or ranges of such dates) is specified on the face hereof, this Note is subject to repayment on any such date (or during any such range of dates) or, if such date is not a Market Day, on the first Market Day following such date, as a whole or from time to time in part, at the election of the registered holder hereof, at a Repayment Price determined as provided in the fifth succeeding sentence together with accrued interest to the Repayment Date, but interest instalments whose Interest Payment Date is on or prior to the Repayment Date will be payable to the registered holder hereof at the close of business on the Regular Record Date referred to on the face hereof, all as provided in the Fiscal Agency Agreement. Such election shall be effected by the registered holder hereof delivering to the Registrar at its Corporate Trust Office, not less than 30 nor more than 60 days prior to the Repayment Date, or during such other notice period specified on the face hereof or in an Addendum hereto, a notice requesting such repayment as prescribed below and specifying the date upon which this Note is to be repaid. Any notice given by a registered holder pursuant to this paragraph shall consist of either (i) this Note with the form entitled “Option to Elect Repayment” set forth at the end of this Note duly completed or (ii) a telegram, facsimile transmission or a letter from a member of a national securities exchange or of the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth the name of the registered holder hereof, the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number or a description of the terms of this Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the duly completed form entitled “Option to Elect Repayment” set forth at the end of this Note, will be received by the Registrar not later than the

5th Business Day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter shall only be effective if this Note and such form duly completed are received by the Registrar by such 5th Business Day. Exercise of the repayment option by the registered holder hereof will be irrevocable. Such option may be exercised with respect to less than the entire principal amount of this Note, provided that the portion remaining outstanding after such repayment shall be an authorized denomination. If applicable, the “Repayment Price” for any such repayment shall be determined by multiplying the Repayment Percentage (Option of Registered Holder) specified on the face hereof with respect to the relevant Repayment Date (Option of Registered Holder) (or range of such dates) by the portion of the principal amount hereof (or, if this Note is an original issue discount Note, the portion of the Amortized Face Amount hereof) to be repaid, together with interest accrued thereon to the Repayment Date.
     The Registrar has been appointed registrar for the Notes, and the Registrar will maintain at the Registrar’s Corporate Trust Office the Register for the registration and registration of transfers and exchanges of Notes. Subject to the limitations, terms and conditions set forth herein and in the Fiscal Agency Agreement, this Note may be transferred at the aforesaid office of the Registrar by surrendering this Note for cancellation, and thereupon the Registrar shall authenticate and register in the name of the transferee, in exchange herefor, a new Note of the same series and having a like aggregate principal amount in authorized denominations. As provided in the Fiscal Agency Agreement and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of the same series in a different authorized denomination, as requested by the registered holder surrendering the same.
     Canada agrees that there shall at all times be a registrar hereunder; provided that Canada may choose to act at any time as its own fiscal agent, transfer agent, registrar and principal paying agent.
     In the event of any redemption of Notes of any series at the election of Canada, neither the Registrar nor any other Transfer Agent, if any, shall be required to (i) issue, register the transfer of or exchange Notes of such series during a period beginning at the opening of business 15 days before any selection of the Notes of such series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer or exchange of any Note of such series, or portion thereof, called for redemption, except the unredeemed portion of any Note being redeemed in part. Following the exercise of a repayment option by the registered holder hereof, neither the Registrar nor any other Transfer Agent, if any, shall be required to issue, register the transfer or exchange of that portion of this Note with respect to which such option has been exercised.
     No service charge will be imposed for any such registration of transfers and exchanges, but Canada may require, as a condition precedent to any transfer or exchange, payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Neither the Registrar nor any other Transfer Agent, if any, shall be required to register any transfer or exchange of any Note during the periods specified in Section 5 of the Fiscal Agency Agreement. Neither Canada, the Registrar nor any other Transfer Agent shall be required to make any exchange of Notes if as a result thereof Canada may incur adverse tax or similar consequences under the laws or regulations of any jurisdiction in effect at the time of the exchange.
     Prior to due presentment of this Note for registration of transfer, Canada the Registrar and any other Agent may treat the registered holder as the absolute owner hereof for all purposes and neither Canada, the Registrar nor any other Agent shall be affected by notice to the contrary. All payments to or to the order of the registered holder hereof are valid and effectual to discharge the liability of Canada and the Registrar to the extent of the sum or sums paid.
     Any provision contained herein with respect to the interest rate applicable to this Note, its Interest Payment Dates or any other matter relating hereto may be modified as specified in an Addendum relating hereto if so specified on the face hereof.
     Any action by the registered holder hereof shall bind all future registered holders of this Note, and of any Note issued in exchange or substitution herefor or in place hereof, in respect of anything done or permitted by Canada or by the Registrar in pursuance of such action.
     The Notes may be issued in the form of one or more Global Notes to one or more depositaries for the Global Notes or its or their nominees and registered in the name of such depositary or such nominee. If this Note is a Global Note so registered, the transfer and exchange hereof is subject to the additional limitations set forth in the legend on the face hereof.
     If the registered holder hereof is a Depositary or its nominee [or Common Safekeeper or its nominee, as the case may be,]6 then upon the occurrence of certain events specified in Section 14 of the Fiscal Agency Agreement resulting in the exchange of this Note for definitive Notes in fully registered form, the registered holder hereof shall surrender this Note to the Registrar for cancellation whereupon, in accordance with the Fiscal Agency Agreement, Canada will execute and the Registrar will authenticate and deliver Certificated Notes of the same series in fully registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note to the persons in whose name such definitive Notes in fully registered form are registered by the Registrar pursuant to the direction of the relevant Depositary [or Common Safekeeper, as the case may be,]7 or a nominee thereof.
     Except as provided below, no reference herein to the Fiscal Agency Agreement and no provision of this Note or of the Fiscal Agency Agreement shall alter or impair the obligation of Canada, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the times, place and rate, and in the currency, herein prescribed.
     The Fiscal Agency Agreement and this Note may be amended by the parties to the Fiscal Agency Agreement, without notice to or the consent of the registered holder hereof, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or herein or in any other manner which Canada may deem necessary or desirable and which, in the reasonable opinion of Canada and the Registrar, will not adversely affect the interests of the registered holder.
     Canada may, and upon a request in writing from the registered holders of Notes holding not less than 10% of the aggregate principal amount of the Notes then outstanding, or upon a request in writing from the registered holders of Notes of any series holding not less than 10% of the aggregate principal amount of the Notes of such series then outstanding, shall convene or cause to be convened a meeting of the registered holders of the Notes, or a meeting of the registered holders of the Notes of such series, as the case may be, for any lawful purpose including to amend or supplement by Extraordinary Resolution the Fiscal Agency Agreement and the relevant Notes (including the terms and conditions thereof). At any such meeting, the registered holders of the relevant Notes may, in respect of the relevant Notes only, exercise all of the powers exercisable at a meeting of such registered holders as provided in the Fiscal Agency Agreement, including those powers set out in subsection 16(18) of the Fiscal Agency Agreement. A resolution duly passed as an Extraordinary Resolution at any such meeting by the registered holders of Notes in accordance with subsection 16(18) of the Fiscal Agency Agreement, shall be binding on the registered holder of this Note, all other registered holders of Notes of the same Series and all beneficial owners of such Notes; a resolution duly passed as an Extraordinary Resolution at any such a meeting of the registered holders of the Notes of the same series as the Notes in accordance with subsection 16(18) of the Fiscal Agency Agreement, shall be binding on the registered holder of this Note, all other registered holders of Notes of the same series and all beneficial owners of such Notes; and an Extraordinary Resolution in the form of an instrument signed by the registered holders of the Notes, or the registered holders of Notes of the same series as the Notes, as the case may be, in accordance in subsection 16(18) of the Fiscal Agency Agreement, shall be binding on the registered holder of this Note and all other registered holders of the Notes, or on the registered holder of this Note and all other the registered holders of Notes of the same series, as the case may be, and the beneficial owners of such Notes whether or not the registered holder or holders of this Note attended the relevant meeting or signed the relevant Extraordinary Resolution.
     The Fiscal Agency Agreement provides that in the event that the Registrar receives written notice from Canada that Canada intends to amend any of the Notes in a manner that would require the consent or agreement of the registered holders of such Notes by Extraordinary Resolution, the Registrar is authorized, without the need to convene a meeting of registered holders of the Notes, or a meeting of registered holder of Notes of any series, or to seek the prior instructions of such registered holders, to follow the directions of Canada to facilitate discussion of the circumstances giving rise to the proposed amendments, the terms of any proposed amendments and any other issues relevant to the proposed amendments; provided, however, that the Registrar is and shall remain the agent of Canada

[6]	Delete if a DTC Global Note.

[7]	Delete if a DTC Global Note.

and as such shall have no authority on behalf of any registered holder of any Note to agree to or to bind any such registered holder to any modification of the Fiscal Agency Agreement or any of the Notes; it being expressly acknowledged by the registered holder of this Note that the Registrar has no fiduciary duty to the registered holders of the Notes.
     The authority given to the Registrar to meet with Canada and other interested parties to facilitate discussions shall automatically terminate as of the first meeting of the registered holders of the Notes, or the registered holders of the Notes of the relevant series, as the case may be, to occur following the date on which the Registrar received the written notice from Canada referred to above unless such registered holders of the relevant Notes, shall have passed a resolution at that meeting (or at any adjournment thereof) authorizing the Registrar to continue to act in this capacity.
     For purposes of determining whether the required percentage of registered holders of the relevant Notes has approved any amendment, modification or change to, or waiver of, such Notes or the Fiscal Agency Agreement, or whether the required percentage of registered holders has delivered a notice of acceleration of such Notes, Notes which are held, directly or indirectly, by Canada will be disregarded and deemed not to be outstanding.
     All notices to the holders of the Notes will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, so long as the Notes of this series are listed on the Euro MTF Market of the Luxembourg Stock Exchange, notice of any meeting or Extraordinary Resolution affecting such Notes will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the fourth day after such mailing.

ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM	-	as tenants in common

TEN ENT	-	as tenants by the entireties

JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT		Custodian
	(Custodian)		(Minor)

Under Uniform Gifts to Minors Act		( )
(State)
Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of Her Majesty in Right of Canada, as represented by the Minister of Finance, with full power of substitution in the premises.
Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatsoever.

OPTION TO ELECT REPAYMENT
     The undersigned hereby irrevocably requests and instructs HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance (“Canada”) to repay the within Note (or portion thereof specified below) pursuant to its terms at the Repayment Price, to the undersigned at

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF THE UNDERSIGNED)

     For this option to elect repayment to be effective, the Registrar must receive at                                          , or at such other place or places of which Canada shall from time to time notify the registered holder, not more than 60 nor less than 30 days prior to a Repayment Date, if any, shown on the face of this Note, this Note with this “Option to Elect Repayment” form duly completed.
     If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the registered holder elects to have repaid:
and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the registered holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):
Dated:
NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alternation or enlargement, or any change whatsoever.

SCHEDULE OF EXCHANGES OF INTERESTS
     The following exchanges of a part of this Global Note for an interest in another Global Note, or exchanges of a part of another Global Note for an interest in this Global Note, have been made:

	Amount of decrease		Principal Amount of	Signature of
	in Principal Amount	Amount of increase	this Global Note	Authorized Officer of
	of the other Global	in Principal Amount	following such	Trustee or Currency
Date of Exchange	Note	of this Global Note	decrease (or increase)	Determination Agent

*	This Schedule may be used by the Registrar or other agent of Canada in respect of this Global Note, and, if so used, shall be deemed a part thereof for all purposes.